Exhibit 99.1

April 26, 2004
R.A.B. Holdings, Inc. Announces Agreement in Principle to Restructure $115 Million of Senior Note Indebtedness

NEW YORK--(BUSINESS WIRE)--April 26, 2004--R.A.B. Holdings, Inc. (the "Company") announced today an agreement in principle to restructure its indebtedness outstanding under the Senior Notes issued by the Company and its subsidiary R.A.B. Enterprises, Inc. ("Enterprises"). Institutional holders owning approximately 81% of the outstanding Senior Notes have approved the agreement in principle. The Company is presently discussing the agreement in principle with the remaining holders of the Senior Notes.

Pursuant to the agreement in principle, holders of 13% Senior Notes and 6% Senior Notes issued by the Company, and holders of 10.5% Senior Notes issued by Enterprises, will exchange their Senior Notes for a new issue of 9% Senior Notes of the Company due May 2010 (the "9% Senior Notes"), shares of a new series of Series C 11% Preferred Stock of the Company due in 2013 (the "Series C Preferred") and shares of Common Stock of the Company, as follows:

-- In exchange for the approximately $86.2 million principal amount of 10.5% Senior Notes of Enterprises currently outstanding, holders will receive an aggregate of $46,012,500 in principal amount of 9% Senior Notes, $31,650,000 in liquidation value of Series C Preferred, and shares of Common Stock representing 27.5% of the fully diluted common ownership of the Company. For each $1,000 principal amount of 10.5% Senior Notes of Enterprises exchanged, holders will receive approximately $535.00 in principal amount of 9% Senior Notes, approximately $365.00 in liquidation value of Series C Preferred, and shares of Common Stock.

-- In exchange for the approximately $28.8 million principal amount of 13% Senior Notes and 6% Senior Notes of the Company currently outstanding, holders will receive an aggregate of $1,582,500 in liquidation value of Series C Preferred, and shares of Common Stock representing 2.5% of the fully diluted common ownership of the Company. For each $1,000 principal amount of 13% Senior Notes and 6% Senior Notes of the Company exchanged, holders will receive approximately $55.00 in liquidation value of Series C Preferred, and shares of Common Stock.

The exchange has been agreed to by holders of approximately 77% of the 10.5% Senior Notes of Enterprises and holders of approximately 93% of the aggregate principal amount of the 13% Senior Notes and 6% Senior Notes of the Company.

Interest on the 9% Senior Notes will be payable quarterly. The Company may, at its option, through May 2007, pay one-half of the interest accruing under the 9% Senior Notes through a payment-in-kind feature. The Company may redeem the 9% Senior Notes immediately at 105% of accreted value, declining to 100% of accreted value on May 1, 2007. The 9% Senior Notes will be guaranteed by the Company's two principal operating subsidiaries.

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The Series C Preferred will accumulate dividends semiannually at the rate of 11%
per annum. The Company may, at its option, through May 2008, pay all dividends accumulating under the Series C Preferred through a payment-in-kind feature. The liquidation preference for the Series C Preferred will be the aggregate initial face amount of $33,232,500 plus accumulated but unpaid dividends. The Company may redeem the Series C Preferred immediately at 105% of accreted value, declining to 100% of accreted value on May 1, 2007, in each case including dividends accumulated to the date of redemption.

Holders of the currently outstanding shares of Series A Preferred Stock and Series B Preferred Stock will agree to reduce the liquidation value of their shares of Preferred Stock from approximately $21,400,000 (which amount includes accumulated dividends) to $10,000,000. The Series A Preferred Stock and Series B Preferred Stock will accumulate dividends from May 1, 2004 at the annual rate of 6%. Holders of the currently outstanding shares of common stock will retain their shares, which will represent 70% of the fully diluted shares outstanding immediately after the restructuring.

R.A.B. Holdings, Inc. through its Millbrook Distribution Services subsidiary, is the nation's largest full service independent distributor of specialty foods, health and beauty care products and general merchandise to supermarkets and mass market retailers in 40 states east of the Rocky Mountains. Millbrook also carries a line of its own private label brands as well as store brands and other special need items for specific customers. Through its specialty food group, R.A.B. Holdings, Inc. manufactures and markets Manischewitz(R), Horowitz Margareten(R), Goodman's(R), Gold Boat(R), Season(R) and Guiltless Gourmet(R) brand products. Its B. Manischewitz Company, LLC subsidiary is the nations' largest manufacturer of processed kosher food products including matzos, noodles, crackers, cakes, cookies, soups and processed fish products.

Contacts

R.A.B. Holdings, Inc.
Corporate Communications:
Ira A. Gomberg, 212-688-4500